Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations Contact: Raphael Gross 203-682-8253 investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2012 Results

Miami, FL — (Businesswire) – August 8, 2012 – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the second quarter of 2012 which ended on July 1, 2012.

Highlights of Second Quarter 2012 Results Include:

•	Completion of the tax-free spin-off of Fiesta from Carrols Restaurant Group, Inc. (“Carrols”) on May 7, 2012;

•	Total revenues increased 6.3% to $128.8 million compared to $121.2 million in the prior year period;

•	Comparable restaurant sales increased 7.8% at Pollo Tropical and 4.5% at Taco Cabana;

•	Comparable restaurant guest traffic increased 6.9% at Pollo Tropical and 0.6% at Taco Cabana;

•	Four company-owned restaurants opened including three Pollo Tropical restaurants and one Taco Cabana restaurant;

•	Income from operations increased 25.6% to $12.9 million compared to $10.2 million in the prior year period; and

•	Net income increased $0.3 million to $3.9 million, or $0.17 per diluted share, compared to $3.6 million, or $0.16 per diluted share, in the prior year period.

Tim Taft, President and Chief Executive Officer of Fiesta Restaurant Group, Inc., commented, “Our second quarter marked strong top-line performance from both of our brands against strong prior year sales comparisons, coupled with effective cost management that positively impacted our restaurant-level profitability. Despite the sluggish economy and general softness in discretionary spending, our guests are responding favorably to our quality menu offerings and value proposition complemented by our enhanced service model and facilities. We view our brands as well-positioned and differentiated in the competitive landscape and believe that through continued execution of our strategies, we can continue to build long-term value for our shareholders.”

Taft concluded, “Our development plans are on track and we are encouraged by the preliminary results from our recent restaurant openings in expansion markets along with the quality of sites in our pipeline that will open in the second half of the year and beyond. We are also pleased to be expanding our international presence by signing new agreements with franchisees to develop restaurants in Panama and Guatemala as well as the recently announced development agreement with our new franchisee in India.”

Second Quarter Financial Review

Revenues

Total revenues increased 6.3% in the second quarter of 2012 to $128.8 million from $121.2 million in the second quarter of 2011. Restaurant sales in the second quarter of 2012 increased 6.2% to $128.2 million from $120.7 million in the second quarter of 2011, primarily due to comparable restaurant sales growth at both Pollo Tropical and Taco Cabana. Franchise revenues in the second quarter of 2012 increased to $0.6 million from $0.5 million in the second quarter of 2011.

Costs and Expenses

Restaurant operating margins, as a percentage of restaurant sales, improved in the second quarter of 2012 compared to the second quarter of 2011, and were favorably impacted by lower cost of sales, restaurant wages, and utility expenses.

•	Cost of sales, as a percentage of restaurant sales, improved to 32.2% from 32.9% due to menu price increases and effective supply chain management that mitigated commodity inflation.

•	Restaurant wages and related expenses, as a percentage of restaurant sales, improved to 26.6% from 27.1% due to the effect of higher sales volumes on fixed labor costs and lower medical claim costs.

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Rent expense increased $1.2 million to $5.4 million. As of the date of completion of the spin-off, sale-leaseback transactions previously classified as lease financing obligations qualified for sale treatment, and the related leases qualified as operating leases. Prior to the spin-off, payments related to lease financing obligations were classified as interest expense. Subsequent to the spin-off, payments under such leases are now classified as rent expense. Rent expense is $1.1 million higher in the second quarter of 2012 compared to the second quarter of 2011 as a result of the qualification for sale treatment of these sale-leaseback transactions.

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Other restaurant operating expenses, as a percentage of restaurant sales, improved to 12.7% from 13.0%, due to the effect of higher sales volumes on fixed operating costs and lower utility expenses, partially offset by higher pre-opening expenses associated with new restaurant openings as well as the remodeling initiative at Taco Cabana.

•	Advertising expense, as a percentage of restaurant sales, was consistent at 3.1%.

General and administrative expenses increased $1.5 million to $10.5 million in the second quarter of 2012 from $9.1 million in the second quarter of 2011 due to the hiring of certain Fiesta management team members as well as legal and other costs incurred in connection with the spin-off.

Depreciation and amortization decreased $0.6 million to $4.4 million in the second quarter of 2012 from $4.9 million in the second quarter of 2011, primarily due to the elimination of depreciation expense of $0.3 million as a result of the qualification for sale treatment of sale-leaseback transactions, as discussed above.

Income from operations increased $2.6 million, or 25.6%, to $12.9 million in the second quarter of 2012 from $10.2 million in the second quarter of 2011.

Interest expense increased $1.5 million to $6.3 million in the second quarter of 2012 from $4.8 million in the second quarter 2011, primarily due to our refinancing activities in the third quarter of 2011 partially offset by the elimination of interest expense of $1.6 million as a result of the qualification for sale treatment of sale-leaseback transactions and the prospective treatment of these payments as rent, as discussed above.

Net Income increased $0.3 million to $3.9 million in the second quarter of 2012, or $0.17 per diluted share, compared to net income of $3.6 million, or $0.16 per diluted share, in the second quarter of 2011.

Brand Results

Pollo Tropical restaurant sales increased 8.5% to $56.6 million in the second quarter of 2012 from $52.2 million in the second quarter of 2011, primarily due to a comparable restaurant sales increase of 7.8%. The growth in comparable restaurant sales resulted from a 6.9% increase in guest traffic along with a 0.8% increase in average check. Franchise revenues increased to $0.6 million in the second quarter of 2012 from $0.4 million in the second quarter of 2011. Adjusted Segment EBITDA for Pollo Tropical increased to $10.5 million in the second quarter of 2012 from $9.5 million in the second quarter of 2011. Adjusted Segment EBITDA was negatively impacted by an increase in rent expense of $0.4 million in the second quarter of 2012 compared to the second quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions, as discussed above.

Taco Cabana restaurant sales increased 4.4% to $71.6 million in the second quarter of 2012 from $68.5 million in the second quarter of 2011, primarily due to a comparable restaurant sales increase of 4.5%. The growth in comparable restaurant sales resulted from a 3.8% increase in average check along with a 0.6% increase in guest traffic. Franchise revenues of $0.1 million in the second quarter of 2012 were consistent with the second quarter of 2011. Adjusted Segment EBITDA for Taco Cabana decreased to $6.9 million in the second quarter of 2012 from $7.0 million in the second quarter of 2011. Adjusted Segment EBITDA was negatively impacted by an increase in rent expense of $0.7 million in the second quarter 2012 compared to the second quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions, as discussed above.

Restaurant Development

Fiesta opened four company-owned restaurants during the second quarter of 2012 including three Pollo Tropical restaurants in Green Acres, FL, Jacksonville, FL, and Atlanta, GA, respectively, and one Taco Cabana restaurant in San Antonio, TX. There were no restaurant closures during the quarter.

In addition, Pollo Tropical franchisees opened one restaurant in Panama and one restaurant in Venezuela in the second quarter of 2012.

As of July 1, 2012, the Company owned 89 Pollo Tropical restaurants and 158 Taco Cabana restaurants and franchised 35 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad, and Venezuela and five Taco Cabana restaurants in the U.S.

Investor Conference Call Today

Fiesta will host a conference call and webcast to review second quarter 2012 results today at 8:30 AM EDT. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-461-2014 or for international callers by dialing 719-457-2694. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 6143045. The replay will be available until Wednesday, August 15, 2012.

The conference call will also be webcast live from the corporate website at www.FRGI.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 247 company-owned and operated restaurants and 40 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad, and Venezuela as of July 1, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc. visit our corporate website at www.FRGI.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent our expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in our filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Revenues:
Restaurant sales	$128,208	$120,748	$253,774	$235,999
Franchise royalty revenues and fees	625	501	1,201	866

Total revenues	128,833	121,249	254,975	236,865

Costs and expenses:
Cost of sales	41,301	39,675	82,085	76,019
Restaurant wages and related expenses (b)	34,136	32,769	67,961	64,402
Restaurant rent expense	5,422	4,232	9,389	8,292
Other restaurant operating expenses	16,241	15,744	32,070	30,487
Advertising expense	4,023	3,774	8,318	7,893
General and administrative expenses (b) (c)	10,522	9,052	21,602	17,973
Depreciation and amortization	4,377	4,949	9,217	9,746
Impairment and other lease charges	(39)	820	6,861	1,084

Total costs and expenses	115,983	111,015	237,503	215,896

Income from operations	12,850	10,234	17,472	20,969

Interest expense	6,329	4,842	14,298	9,687

Income (loss) before income taxes	6,521	5,392	3,174	11,282
Provision (benefit) for income taxes	2,600	1,757	1,118	4,033

Net income (loss)	$3,921	$3,635	$2,056	$7,249

Basic and diluted net income (loss) per share	$0.17	$0.16	$0.09	$0.31

Basic and diluted weighted average common shares outstanding	22,903	23,163	23,032	23,162

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 1, 2012 and July 3, 2011 included 13 and 26 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $4 and $7 for the three months ended July 1, 2012 and July 3, 2011, respectively, and $8 and $12 for the six months ended July 1, 2012 and July 3, 2011, respectively. General and administrative expenses include stock-based compensation expense of $169 and $436 for the three months ended July 1, 2012 and July 3, 2011, respectively, and $1,215 and $847 for the six months ended July 1, 2012 and July 3, 2011, respectively.
(c)	General and administrative expenses include expenses related directly to Fiesta Restaurant Group and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under the Transition Services Agreement) or third parties. General and administrative expenses included $141 and $771 of expenses related to the spin-off from Carrols for the three and six months ended July 1, 12012, respectively.

Fiesta Restaurant Group, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)	(unaudited)
	July 1, 2012	January 1, 2012
Assets
Cash	$2,753	$13,670
Other current assets	15,152	13,939
Property and equipment, net	120,672	195,122
Goodwill	123,485	123,484
Intangible assets, net	243	301
Deferred income taxes	14,369	11,659
Deferred financing costs, net	6,397	6,908
Other assets	2,890	5,083

Total assets	$285,961	$370,166

Liabilities
Current liabilities	$32,605	$36,673
Long-term debt, net of current portion	200,918	200,949
Lease financing obligations	3,025	123,019
Deferred-income sale-leaseback of real estate	35,622	4,055
Other liabilities	11,232	10,142
Total stockholders’ equity (deficit)	2,559	(4,672)

Total liabilities and stockholders’ equity (deficit)	$285,961	$370,166

Fiesta Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated

(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Segment Revenues:
Pollo Tropical	$57,190	$52,642	$115,024	$104,877
Taco Cabana	71,643	68,607	139,951	131,988

Total revenues	$128,833	$121,249	$254,975	$236,865

Change in Comparable Restaurant Sales: (a)
Pollo Tropical	7.8%	10.7%	8.6%	12.0%
Taco Cabana	4.5%	4.5%	5.3%	3.3%

Adjusted Segment EBITDA: (b)
Pollo Tropical	$10,450	$9,467	$21,664	$19,337
Taco Cabana	6,911	6,979	13,109	13,321

Average Sales per Restaurant: (c)
Pollo Tropical	647	580	1,279	1,157
Taco Cabana	455	435	889	844

Number of Company-owned Restaurants:
Pollo Tropical	89	90	89	90
Taco Cabana	158	157	158	157

Total company-owned restaurants	247	247	247	247

Company-owned Restaurant Openings:
Pollo Tropical	3	—	3	—
Taco Cabana	1	2	1	3

Total new restaurant openings	4	2	4	3
Company-owned Restaurant Closings:
Pollo Tropical	—	—	(5)	(1)
Taco Cabana	—	(1)	(1)	(1)

Net change in restaurants	4	1	(2)	1

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.